EXHIBIT 99.1

FortuNet, Inc. Receives Delisting Notice, Plans to Appeal

LAS VEGAS, Dec. 21, 2009 (GLOBE NEWSWIRE) -- FortuNet, Inc. (the "Company") (Nasdaq:FNET) announced today that it received notice from The NASDAQ Stock Market that the Company's common stock failed to maintain a minimum market value of publicly held shares of $5,000,000 for the previous 30 consecutive trading days, as required for continued inclusion on The NASDAQ Global Market in accordance with Listing Rule 5450(b)(1)(C). The Company was provided 90 calendar days, or until December 14, 2009, to regain compliance in accordance with the Marketplace Rule 5810(c)(3)(D).

On December 16, 2009, the Company received a written staff determination (the "Staff Determination") from The NASDAQ Stock Market Listing Qualifications Department that the Company has not regained compliance in accordance with Marketplace Rule 5810(c)(3)(D). The Staff Determination states that trading of the Company's Common Stock will be suspended at the opening of business on December 28, 2009, and a Form 25-NSE will be filed with the Securities and Exchange Commission removing the Company's securities from listing and registration on The NASDAQ Stock Market unless the Company requests a hearing to appeal the Staff Determination to a NASDAQ Listing Qualifications Panel (a "Panel") no later than 4:00 p.m. Eastern Time on December 23, 2009.

The Company intends to request a hearing for its appeal of the Staff Determination before a Panel. The Company's Common Stock will remain listed on The NASDAQ Global Market pending the outcome of the Panel's decision. The Company can provide no assurance as to the success or outcome of the appeal. If, following the Panel's decision, the Company is unable to continue to be listed on The NASDAQ Global Market, the Company will consider transferring its securities listing to The NASDAQ Capital Market, provided it meets the inclusion requirements for that market.

Cautionary Note Regarding Forward-Looking Statements

All statements included in this press release, other than statements that are purely historical, are forward-looking statements. Forward-looking statements in this press release include statements regarding the Company's intent to request a hearing for its appeal of the Staff Determination before a Panel and the Company's plan to consider transferring its securities listing to The NASDAQ Capital Market. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from results contemplated by the forward-looking statements, including but not limited to the Company's inability to predict the outcome of the previously announced intention of Yuri Itkis, as trustee of the Yuri Itkis Gaming Trust of 1993 (the "Trust"), to commence a tender offer for all of the outstanding shares of common stock of the Company not already owned by the Trust. The Company does not intend, and assumes no obligation, to update any forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release, and should review the Company's filings with the SEC.

About FortuNet, Inc.

FortuNet, together with its wholly-owned subsidiaries, Millennium Games, Star Bingo Holdings, LLC, and Star Bingo Supply, LLC, is engaged primarily in the business of designing, manufacturing, field maintenance of, and leasing electronic gaming and entertainment systems throughout North America. FortuNet derives substantially all of its revenues from the gaming industry in the United States and Canada.

CONTACT:  FortuNet, Inc.
          Investor Contact:
          Jack Coronel
          (702) 796-9090
          jack@fortunet.com